CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10/A, of our report dated November 14, 2014, of Kinder Holding Corp. relating to the financial statements as of June 30, 2014 and 2013 and for the years then ended, and the reference to our firm under the caption "Experts" in the Registration Statement.

/s/M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas

January 13, 2015